Exhibit 1.01

ENERPAC TOOL GROUP CORP.
Conflict Minerals Report
For The Year Ended December 31, 2020
Introduction:
Enerpac Tool Group Corp. (“Company”, “Enerpac”, “we”, “our”, or “us”) is a premier industrial tools and services company serving a broad and diverse set of customers in more than 100 countries and more than a dozen end-markets, including industrial maintenance, repair and operations, energy, construction, power generation and mining. Our products include branded tools, cylinders, hydraulic torque wrenches and highly engineered heavy lifting technology solutions, and our service offerings include supplying highly trained technicians to provide maintenance and manpower services on oil and gas assets to meet customer-specific needs. We also rent certain of our products. Our manufacturing activities primarily consist of light assembly of components we source from a global network of suppliers, although we also have machining, stamping, injection molding and fabrication capabilities. For the calendar year ended December 31, 2020, the Company was organized in one reportable segment, Industrial Tools & Services.
Certain Enerpac products contain materials or components containing gold, tantalum, tin, and/or tungsten (collectively, "3TG"). Therefore, in accordance with Rule 13p-1 of the Securities Exchange Act of 1934 (the "Exchange Act"), we have investigated, and are reporting on, the origin of the 3TG used in our products to ascertain whether the 3TG originated from the Democratic Republic of Congo or adjoining countries ("Covered Countries").
Conflict Minerals Policy:
Enerpac is committed to ethical business practices and promoting the safety, health and well-being of the communities we impact. We are guided in our pursuit and implementation of these principles by our Code of Conduct and Conflict Minerals Policy, which are available in the Investors - Governance section of the Company’s website (www.enerpactoolgroup.com).
The Conflict Minerals Policy affirms our commitment to responsible sourcing practices for our components and raw materials. Consistent with the Conflict Minerals Policy, we direct our business to suppliers who can confirm their products are from conflict-free sources and eliminate non-conforming suppliers and products from our supply chain.
Supply Chain Due Diligence:
We conduct a country-of-origin inquiry and due diligence of our supply on an annual basis. We have designed our due diligence measures to be in conformity in all material respects with the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (2016) and related supplements for each of the Conflict Minerals (the “OECD Guidance”). Summarized below are the five-step framework set forth in the OECD Guidance and the corresponding due diligence measures we have undertaken.
Establish Company Management Systems:
We maintain a cross-functional 3TG compliance team that includes employees from our supply chain, trade compliance, legal, finance and operations functions. This team is responsible for administering our 3TG compliance program, including communicating updates to senior management and providing organizational guidance on the rules. Our compliance program includes supplier engagement and processes for reporting exceptions to our Conflict Minerals Policy. We also have included conflict minerals compliance clauses in purchase orders and supplier contracts to confirm our standards and enforce our requirements.
Identify and Assess Risk in the Supply Chain:
Our operations are several steps removed from the mining of minerals and we do not directly source minerals. As part of our diligence measures, we conduct a country-of-origin inquiry to determine whether any of the 3TG in our products originated in the Covered Countries. Because of the diversity of our products and the global nature of our supply chain, we rely on our suppliers to provide us with information about the source and content of components we purchase from them and incorporate into our products. Similarly, our direct suppliers also rely on information provided by their suppliers. This chain of information creates a level of uncertainty and risk related to the accuracy of the information we receive.
Our country-of-origin inquiry process and due diligence measures are conducted by a third-party provider engaged by us for this purpose. The third-party provider:
•manages the supplier solicitation process that includes sending a survey to selected direct material suppliers (210 suppliers) using the Conflict Free Sourcing Initiative Conflict Minerals Reporting Template (“CMRT”),
•aggregates CMRT responses for analysis and reporting,

•evaluates responses from suppliers and reviews the results of due diligence to ensure the completeness and accuracy of the responses received from our supply chain,
•identifies quality issues (e.g., incomplete CMRTs, inconsistent responses and red flags based on defined criteria),
•assesses whether the processing facilities reported to us by our suppliers are included on the list of Conflict Free Sourcing Initiative-compliant processing facilities, and
•provides additional documentation and verifications, as required.
We believe the inquiries and due diligence measures described above represent an appropriate and reasonable effort to determine the origins of the 3TG in our products. Most of the suppliers we evaluated provided comprehensive responses to the CMRT, although some only provided interim responses or incomplete information despite attempts to obtain comprehensive information.
Design and Implement a Strategy to Respond to Identified Risks:
We expect our suppliers to source minerals from responsible and Conflict Free Sourcing Initiative-compliant sources and believe in establishing and maintaining long-term relationships with compliant suppliers. If, as a result of our due diligence measures, we determine that a supplier is violating our Conflict Minerals Policy, we will either seek an alternate supplier or require a suitable corrective action plan. In limited cases, identifying alternate sources can be difficult and require lengthy implementation periods.
Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices:
We do not perform direct audits of 3TG smelters and refiners within our supply chain since we are a downstream consumer and several steps removed from smelters and refiners that provide minerals and ores.
Report on Supply Chain Due Diligence:
We are filing this report (and the related Form SD) with the SEC and are making it publicly available on the Investors - Governance section of our website at www.enerpactoolgroup.com.
Due Diligence Results:
The most frequently utilized smelters in our supply chain, as reported by our suppliers, are included in Schedule A to this Conflict Minerals Report. Our review of the most frequently utilized smelters generally did not identify any facilities considered to be at risk of violating our Conflict Minerals Policy, but it did identify ten suppliers whose supply chain includes a smelter or refiner in Covered Countries or are high-risk.
Due to still-incomplete information provided by those suppliers (including in response to our follow-up inquiries), we cannot definitively say whether the components or parts supplied to Enerpac from these ten suppliers contain 3TG from these smelters or refiners and are continuing to evaluate whether products supplied by those suppliers contain 3TG originating in the Covered Countries.
Ongoing Steps to Mitigate Risk:
We continue to evaluate our due diligence program to enhance the information available to us and better mitigate risks in our supply chain. We will continue to communicate the expectations to our suppliers that all products containing conflict minerals must be sourced from Responsible Minerals Assurance Process compliant smelters. Additionally, we will request that suppliers confirm that our products do not contain 3TG from non-compliant or high-risk smelters or that said smelters and refiners be removed from their supply chain. Where warranted, the supplier will be made aware that if it does not commit to removing a smelter or refiner, we will look for alternative sources for the product.
Independent Audit:
For the year ended December 31, 2020, pursuant to SEC rules and related guidance, an independent private sector audit of this report was not required.

Schedule A to
Conflict Minerals Report of
Enerpac Tool Group Corp.
For the Year Ended December 31, 2020

The following smelters and refiners were most frequently reported by our suppliers as being in their supply chains.

METAL	SMELTER/ REFINER NAME	FACILITY LOCATION
Gold	Royal Canadian Mint	Canada
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Heraeus Germany GmbH Co. KG	Germany
Gold	Materion	United States
Gold	Metalor USA Refining Corporation	United States
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Torecom	Korea, Republic Of
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Umicore Precious Metals Thailand	Thailand
Tantalum	KEMET de Mexico	Mexico
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	TANIOBIS GmbH	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	Global Advanced Metals Boyertown	United States
Tantalum	Exotech Inc.	United States
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	AMG Brasil - LSM Brasil	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	QuantumClean	United States
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Telex Metals	United States
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China

METAL	SMELTER/ REFINER NAME	FACILITY LOCATION
Tantalum	D Block Metals, LLC	United States
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	H.C. Starck Inc.	United States
Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	Jiangxi Tuohong New Raw Material	China
Tin	PT Timah Tbk Mentok	Indonesia
Tin	Thaisarco	Thailand
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	Metallo Belgium N.V.	Belgium
Tin	Minsur	Peru
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	PT Timah Tbk Kundur	Indonesia
Tin	Rui Da Hung	Taiwan
Tin	Yunnan Tin Company Limited	China
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	Soft Metais Ltda.	Brazil
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Mineracao Taboca S.A.	Brazil
Tin	Mitsubishi Materials Corporation	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tungsten	Kennametal Fallon	United States
Tungsten	Kennametal Huntsville	United States
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China

METAL	SMELTER/ REFINER NAME	FACILITY LOCATION
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	Masan High-Tech Materials	Vietnam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Niagara Refining LLC	United States
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Unecha Refractory metals plant	Russian Federation
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China
Tungsten	ACL Metais Eireli	Brazil
Tungsten	Woltech Korea Co., Ltd.	Korea, Republic Of
Tungsten	Moliren Ltd.	Russian Federation